Exhibit 10.1
Equity Transfer Agreement

Party A: Hubei Minyuan Power Industrial Development Co., Ltd. (Transferor)

Party B: Shenzhen Zhaoheng Hydropower Co., Ltd. (Transferee)

In accordance with relevant Chinese laws, Party A and Party B agree to the following terms regarding the transfer of equity and shareholder loan of Hubei Hongping Power Generation Co., Ltd. (hereinafter, Hongping) after amicable negotiations:

1:  Transferring Equity and Transferring Price

Party A agrees to sell to Party B and Party B agrees to purchase from Party A the following equity and shareholder loan in Hongping:

1.1: A 53% equity interest in Hongping for the price of RMB14,341,800.

1.2: Shareholder loan extended by Party A to  Hongping, in the aggregate principal and interest amount of RMB 28,125,500 as at the end of Nov. 2008 (RMB25,050,300 of which is principal; the remaining RMB 3,075,100 is interest) at face price.

2. Transferring Schedule and Payment Terms:

2.1: Party A and Party B agree that the transition date of the rights and duties of transferring equity is Nov. 30, 2008.

2.2: Party A and Party B agree that within 5 days of registering the change in equity ownership with the Administration for Industry and Commerce as a result of the equity transfer, Party B shall pay to Party A i) RMB 14,000,000 for equity purchase and ii) RMB 6,000,000 for shareholder loan purchase.

2.3: Of the total balance of RMB 22,467,300 (including RMB 341,800 for the balance of equity purchase, and RMB 22,125,500 for the balance of  shareholder loan purchase, the actual amount will be adjusted according to items 3.4, 3.5 and 3.6 of this agreement), 80% will be paid within one month of registering the change in equity ownership with the Administration for Industry and Commerce as a result of the equity transfer, the other 20% will be paid within 5 days after Hongping pays all outstanding taxes to the tax authorities.

Account Name: Hubei Minyuan Power Industrial Development Co., Ltd.
Bank Name: Electric Power Sub-branch of China Construction Bank (850291)
Account number: 42001865308050001840

3. Rights and Duties of Party A

3.1: In accordance with Article 72 of the Corporation Act, Party A shall notify and obtain the permission of other shareholders regarding this equity transfer.

3.2: Party A shall assist Party B, or Hongping in the amendment of articles of association and the registration of the change in equity ownership with the Administration for Industry and Commerce as a result of the equity transfer.

3.3: Party A shall pay the portion of relevant fees and taxes related to this equity transfer that shall be paid by Party A.

3.4: Party A should be responsible for 50% of the loss of Hongping accumulated as of Nov. 30, 2008, which will be used to offset a portion of equity consideration received by Party A.

3.5: Party A shall be responsible for corporate income tax of Hongping as of Nov. 30, 2008 based on its equity percentage and the final amount of tax payable audited by tax authorities. The calculation formula shall be: (full year corporate income tax)÷12×11×53%.

3.6: Party A shall be responsible for compensation incentive plan of Hongping for the first 11 months of 2008 based on its equity percentage.

4. Rights and Duties of Party B

4.1: Party B should pay full price for this equity transfer in accordance with the terms of this agreement.

4.2: After this equity transfer, Party B shall be the legitimate owner and enjoy all rights and obligations attaching to the equity.

4.3: Party B shall pay the portion of relevant fees and taxes related to this equity transfer that shall be paid by Party B.

5.  Party A’s Guarantee

Party A guarantees legitimate ownership of equity interest in this agreement and shall provide all documentation in completeness and correctness. This equity transfer is based on Hunan Sunshine Auditing Firm [2008] No. 270 audit report. As such, Party A shall be responsible for potential loss caused by incomplete or inaccurate information provided by Party A for the preparation of above report according to its original capital injection percentage.

6. Breach of Duties

6.1: After the entry into force of this agreement, each party shall be liable for the other party’s loss if it breaches duties under this agreement.

6.2: If Party B fails to make payment to Party A in accordance with this agreement, Party B shall pay interest of overdue balance at 0.5% per day to Party A. If the payment is overdue for more than 60 days, this agreement shall be canceled.

7. Dispute and Settlement

7.1: Party A and Party B can sign supplementary agreement if there are other issues not covered in this agreement. The supplementary agreement has the same legal effect as this agreement.

7.2: The two parties shall try to settle any dispute through amicable negotiations first, and if no agreement can be reached, the case shall be submitted to People’s Court of Wuhan City in accordance with relevant law.

8. Other Issues

8.1: This agreement becomes effective after being signed by both parties.

8.2: This agreement is in 6 copies, Party A, Party B and Hongping will each keep two copies.

Party A (seal):	Party B (sealed):

Legal Representative	Legal Representative
(signature):	(signature):

Signed: Jan. 12, 2009